UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2012

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact name of registrant specified in its charter)

Maryland	333-164703	27-1627696
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Purchase Agreement for Gateway Tech Center
KBS Real Estate Investment Trust III, Inc. (the “Company”), through an indirect wholly owned subsidiary (the “Buyer”), has entered into a purchase agreement to acquire an office building containing 198,565 rentable square feet located on approximately 9.0 acres of land in Salt Lake City, Utah (“Gateway Tech Center”). On March 8, 2012, the Company’s external advisor, KBS Capital Advisors LLC (the “Advisor”), entered into a purchase agreement with SLHNet Investments, L.C. (the “Seller”) to purchase Gateway Tech Center. The Seller is not affiliated with the Company or the Advisor. On April 9, 2012, the Advisor assigned this purchase agreement to the Buyer for $0.3 million, which is the amount of the first deposit paid by the Advisor under the purchase agreement. Subsequent to the assignment, the Company made an additional deposit of $0.7 million under the purchase agreement.
Pursuant to the purchase agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions.
The purchase price of Gateway Tech Center is approximately $30.3 million plus closing costs. The Company intends to fund the purchase of Gateway Tech Center with proceeds from a mortgage loan from an unaffiliated lender and proceeds from its ongoing initial public offering. The Company is currently negotiating the terms of the mortgage loan.
Gateway Tech Center was built in 1909 and completely renovated and converted to office use in 1996, and as of April 1, 2012 was 92% leased to 16 tenants.  As of April 1, 2012, the aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (net of rental abatements) for the tenants of Gateway Tech Center was approximately $2.9 million, the weighted-average remaining lease term for the tenants was approximately 5.0 years and the weighted-average rental rate over the remaining lease term was $21.89 per square foot.
There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit up to $1.0 million of earnest money.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: April 13, 2012	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer